Exhibit 99.2

Confidential Clover Health

Disclaimer

This presentation has been prepared for use by Social Capital Hedosophia Holdings Corp. III ("SCH") and Clover Health LLC ("Clover") in connection with their proposed business combination. This presentation is for information purposes only and is being provided to you solely in your capacity as a potential investor in considering an investment in SCH and may not be reproduced or redistributed, in whole or in part, without the prior written consent of SCH and Clover. Neither SCH nor Clover makes any representation or warranty as to the accuracy or completeness of the information contained in this presentation. This presentation is not intended to be all-inclusive or to contain all the information that a person may desire in considering an investment in SCH and is not intended to form the basis of any investment decision in SCH. You should consult your own legal, regulatory, tax, business, financial and accounting advisors to the extent you deem necessary, and must make your own investment decision and perform your own independent investigation and analysis of an investment in Social Capital and the transactions contemplated in this presentation.

This presentation shall neither constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE OR TERRITORIAL SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR DETERMINED IF THIS PRESENTATION IS TRUTHFUL OR COMPLETE.

Industry and Market Data. The data contained herein is derived from various internal and external sources. No representation is made as to the reasonableness of the assumptions made within or the accuracy or completeness of any projections or modeling or any other information contained herein. Any data on past performance or modeling contained herein is not an indication as to future performance. SCH and Clover assume no obligation to update the information in this presentation. Further, these financials were prepared by Clover in accordance with private Company AICPA standards. Clover is currently in the process of uplifting its financials to comply with public company and SEC requirements.

Trademarks. SCH and Clover own or have rights to various trademarks, service marks and trade names that they use in connection with the operation of their respective businesses. This Presentation may also contain trademarks, service marks, trade names and copyrights of third parties, which are the property of their respective owners. The use or display of third parties' trademarks, service marks, trade names or products in this Presentation is not intended to, and does not imply, a relationship with SCH or Clover, or an endorsement or sponsorship by or of SCH or Clover. Solely for convenience, the trademarks, service marks, trade names and copyrights referred to in this Presentation may appear without the TM, SM, ® or © symbols, but such references are not intended to indicate, in any way, that SCH or Clover will not assert, to the fullest extent under applicable law, their rights or the right of the applicable licensor to these trademarks, service marks, trade names and copyrights.

Use of Projections. The financial projections, estimates and targets in this presentation are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond SCH's and Clover's control. While all financial projections, estimates and targets are necessarily speculative, SCH and Clover believe that the preparation of prospective financial information involves increasingly higher levels of uncertainty the further out the projection, estimate or target extends from the date of preparation. The assumptions and estimates underlying the projected, expected or target results are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the financial projections, estimates and targets. The inclusion of financial projections, estimates and targets in this presentation should not be regarded as an indication that Social Capital and Clover, or their representatives, considered or consider the financial projections, estimates and targets to be a reliable prediction of future events.

Use of Non-GAAP Financial Measures. This presentation includes certain non-GAAP financial measures, including Adjusted EBITDA and Adjusted EBITDA Margin, and measures calculated based on these measures, that are not prepared in accordance with accounting principles generally accepted in the United States ("GAAP") and that may be different from non-GAAP financial measures used by other companies. These non-GAAP measures, and other measures that are calculated using these non-GAAP measures, are an addition, and not a substitute for or superior to measures of financial performance prepared in accordance with GAAP and should not be considered as an alternative to operating income, net income or any other performance measures derived in accordance with GAAP.

Clover believes that these non-GAAP measures of financial results (including on a forward-looking basis) provide useful supplemental information to investors about Clover. Clover's management uses forward looking non-GAAP measures to evaluate Clover's projected financial and operating performance. However, there are a number of limitations related to the use of these non-GAAP measures and their nearest GAAP equivalents. For example other companies may calculate non-GAAP measures differently, or may use other measures to calculate their financial performance, and therefore Clover's non-GAAP measures may not be directly comparable to similarly titled measures of other companies.

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Disclaimer *(Cont'd)*

See the footnotes on the slides where these measures are discussed and the Appendix for reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures. Additionally, to the extent that forward-looking non-GAAP financial measures are provided, they are presented on a non-GAAP basis without reconciliations of such forward-looking non-GAAP measures due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations.

Additional Information; Participants in the Solicitation. If the contemplated business combination is pursued, SCH will be required to file a preliminary and definitive proxy statement, which may include a registration statement, and other relevant documents with the SEC. Stockholders and other interested persons are urged to read the proxy statement and any other relevant documents filed with the SEC when they become available because they will contain important information about SCH, Clover and the contemplated business combination. Shareholders will be able to obtain a free copy of the proxy statement (when filed), as well as other filings containing information about SCH, Clover and the contemplated business combination, without charge, at the SEC's website located at www.sec.gov. SCH and its directors and executive officers may be deemed to be participants in the solicitation of proxies from SCH's shareholders in connection with the proposed transaction. A list of the names of such directors and executive officers and information regarding their interests in the business combination will be contained in the proxy statement/prospectus when available. You may obtain free copies of these documents as described in the preceding paragraph. This Presentation does not contain all the information that should be considered in the contemplated business combination. It is not intended to form any basis of any investment decision or any decision in respect to the contemplated business combination. The definitive proxy statement will be mailed to shareholder as of a record date to be established for voting on the contemplated business combination when it becomes available.

Forward Looking Statements. Certain statements in this presentation may constitute "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements include, but are not limited to, statements regarding SCH's or Clover's expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "possible," "potential," "predict," "project," "should," "strive," "would" and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. You should carefully consider the risks and uncertainties described in the "Risk Factors" section of SCH's registration statement on Form S-1, the proxy statement/prospectus on Form S-4 relating to the business combination, which is expected to be filed by SCH with the Securities and Exchange Commission (the "SEC") and other documents filed by SCH from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and SCH and Clover assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Neither Social Capital nor Clover gives any assurance that either SCH or Clover will achieve its expectations.

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4 Solving The Big Issues In US Healthcare Meaningful Impact as a Medicare Advantage Insurer “Own” and Leverage the Data Stack Opportunity for Economic Alignment Create Better Health Outcomes for Members Consumer - Driven Marketplace Increasing Demands on Physicians Widespread Misaligned Incentives Variability in Care Decision - Making Abysmal Consumer Experience and Unequal Access Unsustainable and Wasteful Spend & Siloed and Inactionable Health Data

5 Our Market: Medicare Advantage Largest, Undisrupted Market in Healthcare Spurred by Aging Demographic Tailwinds and Superior Value 2019 2025 $1.25tn TAM Overall Medicare $270bn Medicare Advantage Medicare Advantage $590bn 10,000 new baby boomers joining Medicare everyday MA penetration anticipated to rise from 36% in 2020 to 50% in 2025 More choice, often at less cost, in Medicare Advantage than Original Medicare Strong bipartisan support 14% CAGR Source: CMS, Kaiser Family Foundation, L.E.K.

Who We Are 6 We are a next - generation Medicare Advantage solution , deploying best - in - class technology to solve one of the world’s biggest data problems Our mission is to improve every life We execute upon our mission by empowering physicians with data - driven, personalized insights at the point of care

7 Founder - Led, Experienced Leadership Team GIA LEE General Counsel ANDREW TOY President, CTO JAMIE REYNOSO COO JOE WAGNER CFO VIVEK GARIPALLI Founder, CEO Clinical Tech G&A Dr. Sophia Chang Chief Clinical Informatics Officer Calvin Chock Chief Product Officer Luke Stepusin VP, Finance Dr. Mark Spektor Chief Medical Officer David Zhu VP, Head of Engineering Rachel Fish Chief People Officer Dr. Kumar Dharmarajan Chief Scientific Officer Chris Ross Chief Information Security Officer Wendy Richey Chief Compliance Officer US Dept. of Health and Human Services US DOJ

8 Clover Is The Fastest Growing Medicare Advantage Plan In The US (1) Market Share (established markets (4) ) 25% – 5% 10% 15% 20% 25% 30% 2016 2017 2018 2019 Jun-20 Key Metrics (2) Gross Premium Revenue $354 $457 $664 2018 2019 2020E 57K 34 4.5x Members Counties LTV / CAC (3) CAGR: 37% Source: CMS (1) Clover was the fastest growing MA plan with at Least 50,000 members over the Last 3 AEP / OEP periods. (2) As of June 30, 2020. (3) LTV/CAC calculation based on Q1 2020 MCR results and 1H 2020 member variable OpEx . Year 1 assumes new member margins; year 2+ assumes returning member margins; CAC = ~$1,050. (4) Markets where Clover has over 500 members prior to AEP results. Represents 13 of our 34 counties. ($ in mm)

9 A Fundamentally Different Approach To Insurance Consumer Experience Physician Experience US Healthcare System A true payor / provider partnership model Increasing access and benefits while reducing costs Using data to enable high - quality, personalized care Improving health outcomes and accessibility of healthcare Clover Assistant Reducing the incidence of high - cost events that drive the largest share of healthcare expenditures

Providing members with better care at lower cost Why Choose Clover? 10

11 Is my PCP in the network? Is my hospital in the network? Is my specialist in the network? Are drugs covered? What is the plan going to cost me? Designing “Obvious” Plans Five Burning Questions Upending the Trade - off: Access vs Cost Open High Access Narrow Low Annual Cost Typical PPOs Typical HMOs Incumbents We offer plans with the access of a PPO at lower than HMO costs.

12 $0 $13,094 PCP Copay Drug Deductible Competitor Savings $5 - $20 $150 - $200 (5) $1,871 Specialist Copay Avg. Annual Cost Avg. Lifetime Cost $5 $15,801 $25 - $45 $200 - $240 $2,257 $5 (100%) $2,707 $20 - $40 (80% - 89%) $0 - $90 (0% - 38%) $387 Medicare $21 (3) $22,162 $30 (3) $651 (2) $3,166 (4) Out of Pocket Costs (1) Note: Assumes lifetime of 7 years (1) Company analysis. Competitor column represents MA plans offered by the competitor with largest market share in the five counties where Clover has the most me mbers. (2) Kaiser Family Foundation. (3) Calculated assuming a 20% coinsurance rate applied to the estimated 2021 primary care visit cost of $103 and level 5 E/M visi t c ost of $148 respectively (from CMS). (4) 2016 average out - of - pocket spending on medical and long - term care services (from Kaiser Family Foundation). (5) Members with the federal low - income subsidy (LIS) pay $0; $200 represents an average that is comparable to our competitors after considering the LIS. 17% cost savings 41% cost savings Providing Better Care At A Lower Cost

13 Consumers Are Choosing Clover Top 3 Market share position in all established markets (2) >50% Take rate in established markets over the past three years Clover was the Fastest Growing Medicare Advantage Plan with at Least 50,000 Members over the Last 3 AEP / OEP Periods (1) (1) December 2017 to May 2020. (2) Represents a total of 13 counties of our 34 counties. (3) Industry data from Kaiser Family Foundation based on 2013/2014 survey. 27.0% 21.6% 18.8% 18.5% 15.9% 10.9% 10.3% 9.7% 8.8% 8.6% Clover Health Competitor 1 Competitor 2 Competitor 3 Competitor 4 Competitor 5 Competitor 6 Competitor 7 Competitor 8 Competitor 9 3 - Year AEP / OEP Member Growth CAGR 600 bp Retention advantage compared to industry (3)

14 Partnering With Physicians Allowing doctors to focus on what matters most

For Physicians, The Clover Assistant Addresses Two Main Issues: Money And Time

Enhanced, Streamlined Payments

Clover takes the pain out of payor reimbursement by paying PCPs a prompt, predictable, and enhanced rate

~2x Industry reimbursement rate[1]

4 Days Average payment days

...helping them bridge the compensation gap with their specialty peers

$267k[2] PCP salary vs. **$444k**[2] Specialist salary

Impactful Interactions[3]


Other
21%
EHR and Desk Work
49%
Clinical Face Time
33%

The Clover Assistant drives impactful interactions between PCPs and their patients

<5 min
Average time spent interacting with the Clover Assistant

- ✓ Simple Design
- ✓ Valuable Clinical Insights
- ✓ Synthesized Clinical Data
- ✓ Care Coordination

(1) Based on estimated CMS 2021 base reimbursement fee rate for primary care visit.
(2) Source: Medical Group Management Association.
(3) Source: Annals of Internal Medicine: Allocation of Physician Time in Ambulatory Practice: A Time and Motion Study in 4 Specialties.

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Comprehensive Complex Care Supplemental Clinical Programs Powered by the Clover Assistant Behavioral Health Program Comprehensive care coordination for members with behavioral health and social services needs Readmission Prevention Program Care transition support for members recently discharged from a hospital or post - acute care In - Home Care Home - based primary care/intensive care management for our most complex members Supportive Care Advanced care planning support and palliative care for members with limited life expectancy 16 Member identification, engagement and care in our clinical programs is driven by the Clover Assistant.

[] 17 The Clover Assistant Software platform that delivers data - driven insights to physicians at the point of care

18 Data Aggregation And Machine Learning At The Point Of Care PCP Charts Specialist Charts EHR Data Pharmacy Data Lab Data Socioeconomic Data Evidence - Based Protocols • Evidence - Based Protocols • Potential Comorbidities • Cancer Screening Reminders • Medication Adherence • Annual Flu Shot • Clinical Program Engagement Actionable Data (at the point of care) Clover Assistant Synthesis Insight Action

19 The Clover Assistant Via Telehealth • COVID - specific symptom prompts to help identify members in need of additional support from Clover • Embedded video functionality • Invite a member via text or email link Given our closed loop system, we were able to rapidly build and deploy telehealth support. Telehealth Features

Power To Bend The Cost Curve Over Time

Surfacing of potential comorbidities enables early evaluation and treatment of disease, driving better care and reducing the likelihood of acute episodes

Without The Clover Assistant

Jan 20
- Mrs. James annual physical
- Seems healthy, but missed markers

Jan 22
- Visits PCP with fatigue
- Stage 4 CKD diagnosis

Jan 26
- ER visit after fall and broken hip
- Heightened mortality risk post-fracture
- 3 more years of CKD and progression to ESRD

Chronic and Acute Care Costs

CKD costs $22K annually over 4 years

$1K ER Visit

$39K Hip Surgery

$80K ESRD Treatment[1]

~$208k in Costs

With The Clover Assistant

Jan 20
- Mrs. James annual physical
- PCP orders PTH lab test

Feb 20
- CA receives results (elevated PTH)
- CA recommends medication regimen
- PCP prescribes meds via CA

Jan 26
- Mrs. James remains happy and healthy

~$208k in Savings

Source: CDC.

(1) Excludes Medicare spending on prescription drugs associated with ESRD.

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21 Scalable 1. Improving 3. Engaging 2. The Clover Assistant Is… 5.2x growth in CA primary care physicians from January 2019 to June 2020 61% of members are attributed to a provider already contracted on platform 92% of eligible member visits utilize CA 64 68 10 69 35 Net Promoter Score Category Leaders Legacy EHRs Cable Retailer Releases every 3 Weeks highlighting rapid improvement cycle and closed loop system (2) Synthesis Insight Action …most importantly driving an economic advantage that enables us to finance best - in - class benefits at best - in - class margins. (1) Represents Q2 2020 survey results. (2) Represents the average since launch in July 2018. Assistant (1)

22 Our playbook to build a national MA plan Growth

Our Virtuous Growth Cycle 23 Apply machine learning to provide data - driven, personalized insights at the point of care via the Clover Assistant Capture and synthesize data Improve clinical decision - making to drive better care Share superior economics with members via lower cost and better benefits Drive strong market leading organic membership growth

24 We Are In 34 Counties Representing 3.1mm Medicare Lives 57k 8% $664mm Members Market Share FY20E Gross Premium Revenue (1) Individual, non - SNP lives in markets where Clover has over 500 members prior to AEP results . Established markets represent a total of 13 of our 34 counties. 25% Market Share in Established Markets (1)

25 A Scalable Playbook For Virtually The Entire US Hudson Cumberlan d Bergen Population Density (1) 13.7k 0.3k 3.9k Median Household Income $66k $53k $96k Minority (%) 71% 55% 45% MA Penetration 37% 33% 25% Market Share 48% 36% 24% Source: CMS and US Census. (1) Population per square mile. Leading Market Share… --% 10.0% 20.0% 30.0% 40.0% 50.0% Year 1 Year 2 Year 3 Year 4 Year 5 Hudson Cumberland Bergen …Across Urban, Suburban, and Rural Markets

26 (1) Estimates based on management projections. In 2021, We Will Be In 108 Counties Representing 4.4mm Medicare Lives 73k $872mm Members (1) FY21E Gross Premium Revenue States with new counties 7% Market Share (1) Attractive 2020 AEP performance, giving confidence to expand broadly across new geographies

27 The Path To $25bn In Revenue ~28mm ~40% 12% Medicare Advantage Lives expected by 2030 (1) Of markets in the US (2) Market Share in addressed markets (2) Source: CMS data, census data, and company projections. (1) Individual, non - SNP Market. (2) Company projections.

28 Direct Contracting Expands Our Addressable Market (1) Based on current MA penetration. (2) Market size represents 2025E. (3) According to a leading physician group practice focused on serving seniors, their per physician patient panels are about 400 pat ients. 73k 139k 200k+ 450k+ 2021E 2023E Medicare Advantage Average Clover Lives Covered >200k lives already under contract New program for Original Medicare (OM) beneficiaries Contract with PCPs, adding thousands of lives to the platform through a single contract Costs will be managed by Clover, based on an economic construct similar to MA Success via technology - driven value proposition for physicians Expansion through physicians, not consumers 36% 64% Ideally, 1 PCP can serve up to 400 Medicare Patients (3) Original Medicare ($660bn+) (2) Medicare Advantage Illustrative PCP Medicare Patient Mix (1)

29 Financials Building A Technology - Driven Financial Competitive Advantage

30 31,467 41143 56,128 31,467 41,143 2018 2019 1H20 Average Clover Members (50.1%) (38.3%) (16.7%) - 0.0100733 28 (50.1%) (38.3%) (16.7%) (1.0%) 2018 2019 1Q20 1H20 Adjusted EBITDA Margin (1) (%) $353.9 $456.9 Run rate: $664 $354 $457 $334 330 2018 2019 1H20 Gross Premium Revenue ($ in mm) Market Leading Growth And Improving Margins 89.4% MCR (3) 79.5% MCR (3) (1) Adjusted EBITDA is a non - GAAP financial measure defined by us as net loss before interest expense and amortization of notes and securities discount, provision for income taxes, depreciation and amortization expense, change in fair value of warrants, loss on derivative, restructuring cost, stock - based compensation expense and health insurance industry f ee. Adjusted EBITDA Margin is a non - GAAP financial measure defined by us as Adjusted EBITDA divided by premiums earned, gross. See reconciliation in Appendix. Historical numbers reflect an update to presentation materials dated 9/28. (2) Includes impact of reduced utilization of services due to COVID - 19. (3) Represents Medical Care Ratio, which is defined as total net medical claim expenses incurred divided by premiums earned, in e ach case on a g ros s or net basis, as the case may be, in a given period. (2)

Clover Has Strong Unit Economics With Upwards Trajectory, While Providing Members With A High Value Offering


Yearly LTV Contribution
~($250)
~$5,100
~$4,850
Year 1
Years 2-6
Cumulative LTV

LTV/CAC of 4.5x, underpinned by…

- Stable, recurring revenue
- Strong retention leading to multi-year member lifetime
- Margin enhancement over time
- Upside in future cohort LTV/CAC

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Note: LTV/CAC calculation based on Q1 MCR results and 1H Member Variable Operating Expenses. Year 1 assumes new member margins; year 2+ assumes returning member margins; CAC = ~$1,050.

Our Best-In-Class Growth Directly Impacts Margin Results

	New Members	Returning Members
Gross Premium Revenue	Limited visibility into health profile *(~$800 per member per month)*	Strong visibility into health profile *(~$1,100 per member per month)*
Medical Expenses	Limited time to impact	Cost savings over time
Medical Care Ratio (MCR)(1)	95% - 105%	70% - 85%
Operating Expenses	Acquisition costs	Variable operating expenses
Operating Margin	Year 1 loss	Profitable

(1) Defined as total net medical claim expenses incurred divided by premiums earned, in each case on a gross or net basis, as the case may be, in a given period. The MA program requires us to spend a minimum of 85% of total premium revenue received by the insurer on health care services, covered benefits and quality improvement efforts. That calculation is separate and distinct from the computation of MCR as presented herein.

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33 The Clover Assistant Has Already Made An Impact 89.2% 82.0% ? FY2019 Q1 2020 Future (1) MCR, or Medical Care Ratio, is defined as total net medical claim expense incurred divided by premiums earned, in each case o n a gross or net basis, as the case may be, in a given period. (2) MCRs represent returning members in Clover Assistant physician panels. New and retuning members are defined on a calendar yea r b asis. Any member who is active on July 1 of a given year is considered a returning member in the following year. Any member who joins a Clover plan after July 1 in a given year is considered a new member for the entire ty of the following calendar year. The access of a PPO Out - of - pocket cost savings … A Value Proposition To The Consumer Rapidly Improving Clover Assistant MCR (1,2) While Delivering…

How We Achieve Enhanced Margins At Best-In-Class Growth

The Clover Assistant allows us to generate positive margins while maintaining 30+% annual growth

Room for margin expansion over time:
- Stars enhanced payment mechanism
- Improvement in the CA product
- Increase in CA adoption and coverage

Enhanced margins = more $ available to reinvest in operating expenses and in enhancing the health plan value to the consumer

Metric	2019	Q1 2020	2022E	Long-Term Target
Member Growth[1]	31%	38%[4]	35%	30%+
Clover Assistant Penetration	59%	61%	68%	70%+
Clover Assistant Returning Member MCR[2]	89%	82%	76%	<75%
Consolidated MCR[2]	99%	89%	86%	82% - 83%
Adjusted EBITDA Margin[3]	(38%)	(17%)	(3%)	6-7%

(1) Excludes Direct Contracting.
(2) MCR, or Medical Care Ratio, is defined as total net medical claim expense incurred divided by premiums earned, in each case on a gross or net basis, as the case may be, in a given period. MCRs represent returning members in Clover Assistant physician panels. New and retuning members are defined on a calendar year basis. Any member who is active on July 1 of a given year is considered a returning member in the following year. Any member who joins a Clover plan after July 1 in a given year is considered a new member for the entirety of the following calendar year.
(3) Adjusted EBITDA is a non-GAAP financial measure defined by us as net loss before interest expense and amortization of notes and securities discount, provision for income taxes, depreciation and amortization expense, change in fair value of warrants, loss on derivative, restructuring cost, stock-based compensation expense and health insurance industry fee. Adjusted EBITDA Margin is a non-GAAP financial measure defined by us as Adjusted EBITDA divided by premiums earned, gross. See reconciliation in Appendix. Historical numbers reflect an update to presentation materials dated 9/28.
(4) Based on full year 2020 membership estimates.

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(6.4%) (9.4%) - 0.0255126 09 0.009 (6.4%) (9.4%) (2.6%) 0.9% 2020E 2021E 2022E 2023E Adjusted EBITDA Margin (%) (2) Gross Premium Revenue ($ in mm) $664 $872 $1,214 $1,717 2020E 2021E 2022E 2023E Consolidated MCR (%) (1) 82.9% 89.3% 85.7% 84.0% 2020E 2021E 2022E 2023E 35 Continued Growth And Path To Profitability (1) MCR, or Medical Care Ratio, is defined as total net medical claim expense incurred divided by premiums earned, in each case o n a gross or net basis, as the case may be, in a given period. (2) Adjusted EBITDA is a non - GAAP financial measure defined by us as net loss before interest expense and amortization of notes and securities discount, provision for income taxes, depreciation and amortization expense, change in fair value of warrants, loss on derivative, restructuring cost, stock - based compensation expense and health insurance industry fee. Adjusted EBITDA Margin is a non - GAAP financial measure defined by us as Adjusted EBITDA divided by premiums earned, gross. See reconciliation in Appendix.

36 (in millions) 2018A 2019A 2020E 2021E 2022E 2023E CAGR Counties 19 26 34 108 161 219 Average Members 31,467 41,143 56,707 73,477 99,194 138,871 35% YoY Growth (%) 31% 38% 30% 35% 40% Total Revenue (1) $358 $462 $671 $880 $1,219 $1,723 37% YoY Growth (%) 29% 45% 31% 39% 41% Gross Profit $15 $12 $121 $102 $178 $281 81% Gross Margin (%) 4.1% 2.5% 18.0% 11.5% 14.6% 16.3% MCR 97.1% 98.8% 82.9% 89.3% 85.7% 84.0% Net Loss ($202) ($364) Adjusted EBITDA (2) ($177) ($176) ($43) ($82) ($31) $16 Total EBITDA Margin (%) (50.1%) (38.3%) (6.4%) (9.4%) (2.6%) 0.9% (1) Gross premium revenue plus investment income and other income. (1) Adjusted EBITDA is a non - GAAP financial measure defined by us as net loss before interest expense and amortization of notes and securities discount, provision for income taxes, depreciation and amortization expense, change in fair value of warrants, loss on derivative, restructuring cost, stock - based compensation expense and health i nsurance industry fee. Adjusted EBITDA Margin is a non - GAAP financial measure defined by us as Adjusted EBITDA divided by premiums earned, gross. See reconciliation in Appendix. Historical numbers reflect an update to presentation materials dated 9/28. Financial Summary

37 Obvious plan designs for consumers Clover offers richer benefits and lower costs to consumers Technology competitive advantage driven by software platform Home - grown software provides personalized, real - time insights at the point of care Rapid growth and scale Demonstrated ability to grow rapidly and efficiently Strong unit economics Favorable LTV / CAC across all cohorts Significant upside ahead Clover’s technology can excel in many adjacent opportunities Large , growing market Aging population and awareness spurring MA growth Investment Highlights

38 Transaction Overview

Transaction Overview 39 Sources and uses Pro forma valuation IPOC illustrative share price $10.00 Pro forma shares outstanding (M) (1) 443.5 Total equity value $4,435 Net cash on balance sheet (2) ($733) Total enterprise value $3,702 Total Enterprise Value / Revenue 4.2x (based on 2021E Revenue of $880M) 2.1x (based on 2023E Revenue of $1,723M) Sources Cash from IPOC $828 Cash from PIPE (including co - investment) $400 Total sources $1,228 Uses Cash to balance sheet $668 Secondary proceeds $500 Estimated transaction fees and expenses $60 Total uses $1,228 (1) Total shares include 300.0 million rollover equity shares, 82.8 million IPOC public shares, 40.0 million shares from PIPE and 20 .7 million IPOC founder shares (exclusive of PIPE shares). Assumes no redemptions and no management awards. The terms of the management awards are subject to continuing negotiations be twe en the parties, and as a result, the pro forma ownership percentages displayed may differ. Any dilution with respect to such management awards may be borne by all sharehold ers . (2) Cash on balance sheet includes unrestricted cash and marketable securities less corporate debt as of June 30, 2020 plus $668 mil lion of proceeds from this transaction. ($M except per share values) ($M)

Transaction Overview *(Cont'd)*

- Pro forma enterprise value of $3.70B
- $400M PIPE raised at $10.00 per share, including $155M from IPOC sponsors
- 100% rollover by existing Clover management
- Existing shareholders to receive super voting shares (10:1) with sunset provisions
- Over $733M of pro forma net cash held on balance sheet
- Completion of transaction is expected by 1Q21

Pro forma ownership(1)



18.7% IPOC shareholders
9.0% PIPE
4.7% IPOC sponsors(2)
67.6%
Existing Clover shareholders

(1) Total shares include 300.0 million rollover equity shares, 82.8 million IPOC public shares, 40.0 million shares from PIPE and 20.7 million IPOC founder shares (exclusive of PIPE shares). Assumes no redemptions and no management awards. The terms of the management awards are subject to continuing negotiations between the parties, and as a result, the pro forma ownership percentages displayed may differ. Any dilution with respect to such management awards may be borne by all shareholders.
(2) Excludes any investment in PIPE.

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41 Appendix

42 The Clover Assistant Platform Enables Real - Time Actionable Insights Patient Data Platform Clinical Expert System Machine Learning Platform Member Action Layer Provider Action Layer Provider Engagement Provides highly - actionable clinical content to providers at the point of care. Machine Learning Automatically and continuously improves based on real - time closed feedback loop. Member Engagement Matches and engages members to most appropriate clinical interventions. Longitudinal Data Platform Collects, cleans, and standardizes data only available to us as an insurer. Clinical Expert System Matches data to personalized, evidence - based protocols. Synthesis Action Insight Platform is built in a flexible, cloud - based architecture that is scalable across geographies, healthcare delivery systems, and IT infrastructures

43 We Can Scale At The Breadth And Speed Of Software Adjacencies: expand once landed Network: target markets that allow for quickest build - out of network adequacy Differentiation: target markets with least obvious incumbents Methodical Market Prioritization Broad Market Expansion Capabilities Because our primary lever is deploying software, we believe we can viably address virtually any market in the country…

COVID - 19 Impact 44 • Implemented prescription medication home delivery and remote care support to provide continued care for members • Implemented multi - channel member communications , including provider network support for telehealth adoption, and a nurse practitioner COVID - 19 hotline • Rapidly enhanced our CA platform to focus on video and telephonic visits • Targeting to reopen field activities in the third quarter of 2020 • Have incurred additional costs during 2020 to care for members who contracted the virus • Increased medical expenses are being offset by the reduction in overall utilization of healthcare services across our entire membership base; with a portion of these services believed to be deferred into near - term future Patients Physicians Financials

Non - GAAP Reconciliations 45 Years ended December 31, Three months ended March 31, Six months ended June 30, (in millions) 2018 2019 2020 2020 Net Loss ($201.9) ($363.7) ($28.2) ($22.8) Adjustments: Interest Expense (including amortized debt discount) 7.0 39.0 7.8 16.3 Income Taxes - - - - Depreciation and Amortization 0.5 0.6 0.1 0.3 Change in Fair Value of Warrant Expense 8.3 2.9 2.2 11.9 Loss (gain) on Derivative - 138.6 (14.2) (19.4) Restructuring Cost 0.9 3.9 0.6 2.4 Stock - based Compensation 3.6 3.3 2.0 3.4 Health Insurance Industry Fee 4.6 - 2.3 4.5 Adjusted EBITDA ($177.1) ($175.5) ($27.4) ($3.4) Premiums Earned, Gross $353.9 $457.8 164.0 $334.3 Adjusted EBITDA Margin (50.1%) (38.3%) (16.7%) (1.0%) A reconciliation of net loss/income to adjusted EBITDA as projected for 2020 - 2023 is not provided. Clover does not forecast net loss/income as it cannot, without unreasonable effort, estimate or predict with certainty various individual components of net income, including changes in the fair value of warrants or derivatives. Additionally, disc rete tax items could drive variability in our projected effective tax rate. All of these components could significantly impact such financial measures. Further, in the future, other items with similar characteristics to those cu rrently included in adjusted EBITDA, that have a similar impact on comparability of periods, and which are not known at this time, may exist and impact adjusted EBITDA. Reflects an update to presentation materials dated 9/28.

Other Financial Measures 46 Years ended December 31, Six months ended June 30, (in millions) 2018 2019 2020 Premiums Earned, Net 286.5 456.9 334.0 Ceded Premiums 67.4 0.8 0.3 Premiums Earned, Gross $353.9 $457.8 $334.3 Medical Care Ratio, Net 97.4% 98.6% 79.5% Medical Care Ratio, Gross 97.1% 98.8% 79.6%